Exhibit 10.14

 FORM OF RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of the      day of           , 2011 (the “Date of Grant”), between Cache, Inc. (hereinafter called the “Company”), and                      (hereinafter called the “Participant”).

R E C I T A L S

WHEREAS, the Company has adopted the Cache, Inc. 2008 Stock Option and Performance Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Restricted Shares provided for herein (the “Restricted Stock Award”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Grant of the Restricted Shares.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Award consisting of          Restricted Shares.  The Restricted Period for the Restricted Shares shall lapse and the Restricted Shares shall become nonforfeitable in accordance with Section 2 hereof.

2.             Lapse of Restrictions.  The Restricted Period for the Restricted Shares shall lapse with respect to two-thirds (2/3) of the Restricted Shares based on the attainment of an annual operating income performance level established by the Committee (the “Performance-Based Shares”) and with respect to one-third (1/3) of the Restricted Shares based on the attainment of additional performance goals established by the Committee (the “Stretch Performance-Based Shares”), as set forth below.

(a)                                 Performance-Based Shares.  The Restricted Period for the Performance-Based Shares shall lapse with respect to (i) one-third of the Performance-Based Shares on                   , (ii) one-third (1/3) of the Performance-Based Shares on                    and (iii) one-third (1/3) of the Performance-Based Shares on                    (each of             ,                 , and                 , a “Performance-Based Shares Lapsing Date”), subject to (x) the Company’s attainment of annual operating income performance levels established by the Committee (a “Performance-Based Shares Target”) as set forth on the Performance-Based Shares Schedule, attached hereto as Exhibit A and (y) the Participant’s continued employment with the Company on each applicable Performance-Based Shares Lapsing Date; provided, however, that if the Performance-Based Shares Target on the applicable Performance-Based Shares Lapsing Date is not achieved (a “Missed Year”), but on a subsequent Performance-Based Shares Lapsing Date the cumulative Performance-Based Shares Target with respect to such Performance-Based Shares Lapsing Date and each Performance-Based

Shares Lapsing Date through the Performance-Based Shares Lapsing Date related to the Missed Year is achieved, the Performance-Based Shares restrictions that did not lapse with respect to the Missed Year as well as the Performance-Based Shares attributable to such subsequent Performance-Based Lapsing Date shall lapse as of such subsequent Performance-Based Shares Lapsing Date.  All Performance-Based Shares that have restrictions that have not lapsed as of            shall be forfeited.

(b)                                 Stretch Performance-Based Shares.  The Restricted Period for the Stretch Performance-Based Shares shall lapse with respect to (i) one-third of the Stretch Performance-Based Shares on                 , (ii) one-third (1/3) of the Stretch Performance-Based Shares on                    and (iii) one-third (1/3) of the Stretch Performance-Based Shares on              (each of               ,                and                   , a “Stretch Performance-Based Shares Lapsing Date”), subject to (x) the Company’s attainment of stretch operating income performance levels established by the Committee (a “Stretch Performance-Based Shares Target”) as set forth on the Stretch Performance-Based Shares Schedule, attached hereto as Exhibit B and (y) the Participant’s continued employment with the Company on each applicable Stretch Performance-Based Shares Lapsing Date; provided, however, that if the Stretch Performance-Based Shares Target on the applicable Stretch Performance-Based Shares Lapsing Date is not achieved (a “Stretch Missed Year”), but on a subsequent Stretch Performance-Based Shares Lapsing Date the cumulative Stretch Performance-Based Shares Target with respect to such Stretch Performance-Based Shares Lapsing Date and each Stretch Performance-Based Shares Lapsing Date through the Stretch Performance-Based Shares Lapsing Date related to the Stretch Missed Year is achieved, the Stretch Performance-Based Shares restrictions that did not lapse with respect to the Stretch Missed Year as well as the Stretch Performance-Based Shares attributable to such subsequent Stretch Performance-Based Shares Lapsing Date shall lapse as of such subsequent Stretch Performance-Based Shares Lapsing Date.  All Stretch Performance-Based Shares that have restrictions that have not lapsed as of                    shall be forfeited.

3.             Termination of Employment.  If the Participant’s employment with the Company terminates for any reason other than as a result of the Participant’s death or Disability (as defined below), the Restricted Shares shall, to the extent the applicable Restricted Period has not lapsed, be forfeited by the Participant without consideration.  If the Participant’s employment with the Company terminates as a result of the Participant’s death or Disability, the Restricted Period on the Restricted Shares shall, to the extent not then previously cancelled or forfeited, immediately lapse.

For purposes of this Agreement, “Disability” shall have the meaning given to it in the Participant’s employment agreement with the Company or a subsidiary, or if the Participant is not subject to an employment agreement, then “Disability” shall mean any termination of employment with the Company or a subsidiary because of a long-term or total disability, as determined by the Committee in its sole discretion.  The decision of the Committee shall be final and conclusive.

4.             Change of Control.  Notwithstanding any other provision of this Agreement to the contrary, the Restricted Period for the Restricted Shares shall immediately lapse in the event of a Change of Control, to the extent the Restricted Shares have not previously been cancelled or forfeited.

5.             Certificates.  The Company shall issue, in the name of the Participant, stock certificates representing the total number of Restricted Shares granted to the Participant, as soon as reasonably practicable after the grant.  The Company, at the direction of the Committee, shall hold such certificates, properly endorsed for transfer for the Participant’s benefit until such time as the Restricted Shares are forfeited to the Company, or the restrictions lapse.

6.             Rights as a Stockholder.  The Participant shall not have the right to vote Restricted Shares for which the Restricted Period has not lapsed or the right to receive any cash dividends with respect to such Restricted Shares.  All distributions, if any, received by the Participant with respect to the Restricted Shares as a result of any stock split, stock distribution, a combination of shares, or other similar transactions shall be subject to the restrictions set forth in this Agreement.

7.             Legend on Certificate.  The certificates representing the Restricted Shares for which the Restricted Period has lapsed delivered to the Participant, as contemplated by Section 5 above, shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are listed, and any applicable Federal or state laws.  The Committee may cause a legend or legends to be put on any such certificate to make appropriate reference to such restrictions.

8.             No Right to Continued Employment.  Nothing in the Plan or this Agreement, nor the grant of the Restricted Shares, shall confer upon the Participant any right to continue in the employ or service of the Company or a subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or this Agreement or interfere with or limit the right of the Company or a subsidiary to modify the terms of or terminate such Participant’s employment or service at any time.

9.             Transferability.  The Restricted Shares may not, at any time prior to the lapse of the applicable Restricted Period pursuant to Section 2 be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or a subsidiary.

10.          Tax Withholding.  The Company shall have the right to require Participants, or their beneficiaries or legal representatives, to remit to the Company an amount sufficient to satisfy Federal, state and local withholding requirements, or to deduct from all payments under the Plan, amounts sufficient to satisfy all withholding tax requirements.

11.          Securities Laws.  Upon the lapse of the restrictions on the Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.

12.          Notices.  Notices required or permitted to be made under the Plan or this Agreement shall be sufficiently made if personally delivered to the Participant or sent by regular mail addressed:

(a)                                 to the Participant at the Participant’s address as set forth in the books and records of the Company or its subsidiary; or

(b)                                 to the Company or the Committee as the principal office of the Company, clearly marked: “Attention: Plan Administration Committee.”

13.          Choice of Law.  TO THE EXTENT NOT PREEMPTED BY FEDERAL LAW, THE PLAN AND THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

14.          Restricted Stock Award Subject to Plan.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The Restricted Stock Award granted hereunder is subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.          Defined Terms.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

16.          Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Cache, Inc.

By:

Agreed and acknowledged as

Of the date first above written:

EXHIBIT A

Performance-Based Shares Schedule

EXHIBIT B

Stretch Performance-Based Shares Schedule